Exhibit 10.4
EXECUTION VERSION
August 6, 2021
Jerry Barbato
At the Address on file with the Company

Dear Jerry,
This letter agreement (this “Letter Agreement”), effective as of August 9, 2021 (the “Effective Date”), sets forth the terms and conditions of our agreement regarding the separation of your employment with Hortican Inc., a corporation organized under the federal laws of Canada (the “Company”). Capitalized terms used in this Letter Agreement that are not defined herein have the meanings set forth in your employment agreement with the Company, dated as of April 2, 2019 (the “Employment Agreement”).
1.Employment Separation.
Effective as of September 9, 2021 (the “Separation Date”): (a) your employment with the Company shall terminate; and (b) the Company and Cronos Group Inc., a corporation organized under the laws of the Province of British Columbia (“Cronos Group”), hereby accept, acknowledge, and agree to your resignation from all other positions you may hold as an officer or director (or similar or equivalent position) of the Company, Cronos Group or any subsidiary thereof, effective as of the Separation Date (collectively, the “Resignations”). If any other documentation is necessary to properly effectuate the Resignations, you agree to cooperate reasonably and promptly in executing and delivering it at the request of the Company or Cronos Group.
2.Transition Period.
From the Effective Date to the Separation Date: (a) you shall continue to be employed by the Company but shall cease to serve as Chief Financial Officer of Cronos Group, (b) you shall perform such work that is necessary to assist with the transition of your duties and responsibilities to the successor Chief Financial Officer of Cronos Group; and (c) the Company may in good faith reassign or reduce your duties and responsibilities.
3.Severance Benefits, Deferred Compensation, and Long-Term Incentives.
Contingent on your execution and non-revocation of the Release and Waiver of Claims attached hereto as Exhibit A (the “Release”) during the applicable revocation period and subject to Section 4 of this Letter Agreement, in consideration of amounts in excess of the minimum entitlements under applicable law:
(a)the Company, shall, in full satisfaction of its obligations to you:
i.continue to pay your Base Salary for period up to the Separation Date in accordance with applicable law;
ii.following the Separation Date, pay any accrued but unpaid vacation pay owing to you in accordance with applicable law;

iii.reimburse your documented expenses properly incurred prior to the Separation Date in accordance with the Company’s expense reimbursement policy;
iv.pay you US $111,756.82, which represents six (6) months of your annual base salary, payable by way of lump sum payment within sixty (60) days after the Separation Date;
v.continue to make contributions towards your life insurance and medical and dental benefits until the earlier of March 6, 2022 and the date on which you obtain alternate benefit coverage, whichever occurs first, subject to the terms and conditions of the benefit plans. You agree to notify the Human Resources Department of the Company in writing when you obtain alternate life, medical and dental benefit coverage; and
vi.contingent on the conclusion of the U.S. Securities and Exchange Commission (“SEC”) and Ontario Securities Commission (“OSC”) investigations (the “Investigations”) into Cronos Group that are pending as of the Effective Date, and provided that the Investigations do not result in a penalty being levied or an order by the SEC and/or the OSC against you personally or against Cronos Group on account of any misconduct, mismanagement or failure to supervise by you (the “Payment Condition”), provide you with: (1) an annual bonus in respect of Cronos Group’s 2019 fiscal year in the amount of US $155,762; (2) an annual bonus in respect of Cronos Group’s 2020 fiscal year in the amount of US $201,411; and (3) an annual bonus in respect of Cronos Group’s 2021 fiscal year in the amount of US $130,585 (which is based on target performance and prorated based on the number of complete months of such fiscal year during which you shall be employed prior to the Separation Date). Such annual bonuses in the foregoing sentence shall be released and paid within thirty (30) days following the conclusion of the Investigations, as determined by the Board of Directors of Cronos Group (the “Board”) in its sole discretion, subject to the Payment Condition, provided that the annual bonus in respect of the 2021 fiscal year shall be paid on the same date on which awards under Cronos Group’s Discretionary Short-Term Incentive Compensation Program in respect of the 2021 fiscal year are provided to other Cronos Group named executive officers; provided, further, that subject to the Payment Condition any unpaid amounts of the foregoing bonuses shall be paid immediately upon a Change of Control of Cronos Group (as defined in the Cronos Group Inc. Amended and Restated 2018 Stock Option Plan); and
(b)Cronos Group shall, in full satisfaction of its obligations to you, and contingent on the Payment Condition, provide you with: (1) a 2020 long-term incentive award grant in the form of restricted stock units in the amount of US $298,480; and (2) a 2021 long-term incentive award grant in the form of restricted stock units in the amount of US $298,480 (together, the “LTI Grants”). The LTI Grants shall: (1) be calculated using the closing price of Cronos Group’s common shares on the NASDAQ Global Market on the trading day immediately preceding the date on which the Investigations are concluded, as determined by the Board in its sole discretion, subject to the Payment Condition; (2) be granted as soon as practicable following the conclusion of the Investigations, as determined by the Board in its sole discretion, subject to the Payment Condition; (3) be subject to your compliance with the terms and conditions of this Letter Agreement and the post-employment obligations set forth in Article 7 of the Employment Agreement, including without limitation, as relates to non-competition, non-solicitation, confidentiality, intellectual property, and return of property; and (4) vest and be settled on what would have been their original vesting and settlement schedules (as though you had provided services to the Company or Cronos Group on each applicable vesting date), based on the vesting dates applicable to grants in respect of the 2020 and 2021 fiscal years made to other Cronos Group named executive officers; provided that any portion of the awards that would have vested prior to the date of grant will be deemed to vest on the date of grant. Any other outstanding and unvested equity awards held by you as of the Effective Date shall continue to vest in accordance with the terms and conditions of the applicable award agreements (without your need to provide services to the Company or Cronos Group on each applicable vesting date), subject to the Payment Condition and your compliance with the terms and conditions of this Letter Agreement and the post-employment obligations set forth in Article 7 of the Employment Agreement, including without limitation, as relates to non-competition, non-solicitation, confidentiality, intellectual property, and return of property, subject to Section 5 below. Subject to the Payment Condition, any unvested or unpaid amounts of the LTI Grants shall be vested and settled immediately upon a Change of Control of Cronos Group (as defined in the Cronos Group Inc. Amended and Restated 2018 Stock Option Plan). If Cronos Group is unable to grant equity to you (e.g., as a result of your not being a service provider of the Cronos Group on the applicable date of grant), then in lieu of your right to receive such equity, Cronos Group shall pay you the cash equivalent value of any unpaid LTI Grants.
You understand and agree that the entitlements under this Section 3 are provided in satisfaction of your entitlements to notice of termination, pay in lieu of notice, termination pay, and severance pay under the Employment Agreement, any employee benefit plan sponsored by the Company or any of its affiliates, applicable law or otherwise. You shall not be entitled to any other payments or benefits under the Employment Agreement, except as specifically provided herein.
4.Clawback Policy.
You understand and agree that any cash, equity or equity-based compensation paid, provided or awarded pursuant to paragraphs 3(a)(vi) and 3(b) of this Letter Agreement are subject to the terms and conditions of Cronos Group’s Clawback Policy, and may be subject to a requirement that such compensation be repaid to the Company after it has been distributed to you.
5.Restrictive Covenants; Return of Materials.
You hereby affirm that the restrictive covenants and other post-employment obligations contained in the Employment Agreement are and shall remain in effect and enforceable in accordance with the terms of the Employment Agreement, and you hereby reaffirm the existence and reasonableness of those obligations (including, without limitation, any non-disclosure obligations, and any non-competition, and non-solicitation restrictions). The Company and Cronos Group acknowledge hereunder that employment by or services provided to Altria Group, Inc. or any of its direct or indirect subsidiaries shall not in and of itself constitute a violation of your post-employment obligations set forth in Article 7 of the Employment Agreement; provided, however, Article 7 of the Employment Agreement shall survive pursuant to the terms thereof and the specific actions taken by you while employed or while providing services to Altria Group, Inc., or any of its direct or indirect subsidiaries may be taken into account in determining whether you have complied with such obligations.
6.Cooperation with Litigation, Investigations and Regulatory Proceedings.
You agree, upon the Company’s request, to cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during your tenure with the Company and/or its affiliates, including by making yourself reasonably available to consult with the Company’s counsel. The Company shall reimburse you for reasonable out-of-pocket expenses that you incur in extending such cooperation, so long as you provide satisfactory documentation of the expenses.
Cronos Group hereby affirms that the Indemnity Agreement between you and Cronos Group shall remain in effect in accordance with its terms following the Effective Date.
7.Deductions and Withholdings.
You understand and agree that the Company shall make such deductions and withholdings from your remuneration and any other payments or benefits provided to you pursuant to this Letter Agreement as may be required by law.
8.Amendments.
This Letter Agreement may only be amended by written agreement executed by the Company, Cronos Group and you.
9.Independent Legal Advice.
You acknowledge that you have been encouraged to obtain independent legal advice regarding the execution of this Letter Agreement, and that you have either obtained such advice or voluntarily chosen not to do so, and hereby waive any objections or claims you may make resulting from any failure on your part to obtain such advice.
10.Expenses.
All costs, fees and expenses incurred in connection with this Letter Agreement and the transactions contemplated this Letter Agreement including all costs, fees and expenses of representatives the parties hereto, shall be paid by the party incurring such cost, fee or expense. Notwithstanding the foregoing, you shall be reimbursed for reasonable expenses actually incurred (1) for annual tax return services in Canada and the United States for the 2021 tax year, and any additional support for tax and accounting services in the 2019 and 2020 tax years arising out of your employment with the Company and Cronos Group, provided such expenses are incurred and receipts are submitted on or prior to December 31, 2022 (and in any event within such period following the date the expenses are incurred to allow the Company to make the reimbursement payments in accordance with Section 409A of the Code as described in the last sentence of this Section 10, in an amount not to exceed US $15,000 per tax year, and (2) in respect of your relocation to the Richmond, Virginia area, provided such expenses are incurred by October 31, 2021, in an amount not to exceed US $20,000. You shall provide appropriate receipts or other vouchers to the Company in support of such professional services and relocation expense claims before receiving reimbursement, and such reimbursements shall be paid within thirty (30) days after providing appropriate receipts. To avoid accelerated taxation and/or tax penalties to you under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, amounts reimbursable to you under this Letter Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during one year may not affect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (or in-kind-benefits) is not subject to liquidation or exchange for another benefit.
11.Counterparts.
This Letter Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Letter Agreement.
[Signature Page Follows]

If you agree that this Agreement correctly memorializes our understandings, please sign and return this Agreement, which shall become a binding agreement as the Effective Date.
Sincerely,
HORTICAN INC.
By:    /s/ Michael Gorenstein
Name:    Michael Gorenstein
Title:    President
CRONOS GROUP INC.
By:    /s/ Kurt Schmidt
Name:    Kurt Schmidt
Title:    President and Chief Executive Officer

Accepted and Agreed:
/s/ Jerry Barbato
Jerry Barbato
Date: August 6, 2021

[Signature Page to Resignation Letter Agreement]

Exhibit A

FULL AND FINAL RELEASE AND WAIVER OF CLAIMS

GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”), by the undersigned (the “Releasor”) in favor of Hortican Inc., Cronos Group Inc., and their respective subsidiaries (collectively, the “Employer”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (the “Releasees”).

WHEREAS, Releasor has been employed as Chief Financial Officer of Cronos Group Inc.;

WHEREAS, Releasor’s employment with Employer was terminated, effective as of September 9, 2021 (the “Effective Date”); and

WHEREAS, Employer has offered to provide Releasor with certain payments, compensation and benefits pursuant to a letter agreement dated August 9, 2021 (hereinafter called the “Letter Agreement”), that are conditioned on the effectiveness of this Release.

NOW, THEREFORE, in consideration of such payments, compensation and benefits and the covenants and agreements set forth in the Letter Agreement, the parties hereto, intending to be legally bound, agree as follows:

1.GENERAL RELEASE. Releasor knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Releasees from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Releasor (or Releasor’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including all claims arising under or in connection with Releasor’s employment, or termination or resignation of employment with the Employer, including, without limitation: Claims under United States federal, state or local law and the national, provincial or local law of any foreign country (statutory or decisional), including without limitation Canada, for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, the Ontario Employment Standards Act, 2000, the Ontario Human Rights Code, the Ontario Pay Equity Act, the Ontario Occupational Health and Safety Act, and the Ontario Workplace Safety and Insurance Act, 1997, including all amendments to any of the aforementioned acts; and violations of any other federal, provincial, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims (including, without limitation, any common law Claims to notice of termination, pay in lieu of notice of termination, termination pay or severance pay); defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Released Matters”). In addition, in consideration of the provisions of this Release, Releasor further agrees to waive any and all rights under the laws of any jurisdiction in the United States, Canada, or any other country that limit a general release to those Claims that are known or suspected to exist in Releasor’s favor as of the Release Effective Date (as defined below). Releasor further represents and acknowledges that the Releasees have complied with the Human Rights Code (Ontario) in respect of the Releasor’s employment and the termination of such employment.
Thus, notwithstanding the purpose of implementing a full and complete release and discharge of the claims released by this Release, Releasor expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which Releasor does not know or suspect to exist in his favor at the time of execution hereof arising out of or relating in any way to the subject matter of the actions referred to herein above and that this Release contemplates the extinguishment of any such claims.

2.SURVIVING CLAIMS. Notwithstanding anything herein to the contrary, this Release shall not:
(i)release any Claims for payment of cash or equity amounts payable under the Letter Agreement;
(ii)release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Employer plans that have vested (including any 401(k) plan) according to the terms of those plans;
(iii)release any Claim or right Releasor may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, applicable law or otherwise;
(iv)release any Claim that may not lawfully be waived in a private agreement between the parties; or
(v)limit Releasor’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Releasor agrees to waive Releasor’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Releasor or anyone else on Releasor’s behalf (whether involving a governmental entity or not); provided that Releasor is not agreeing to waive, and this Release shall not be read as requiring Releasor to waive, any right Releasor may have to receive an award for information provided to any governmental entity.
3.ADDITIONAL REPRESENTATIONS. Releasor further represents and warrants that Releasor has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Releasees nor, has Releasor assigned, pledged, or hypothecated as of the Release
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Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.
4.ACKNOWLEDGMENT BY RELEASOR. Releasor acknowledges and agrees that Releasor has read this Release in its entirety and that this Release is a general release of all known and unknown Claims. Releasor further acknowledges and agrees that:
(i)this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Release Effective Date and Releasor acknowledges that he is not releasing, waiving or discharging any ADEA Claims that may arise after the Release Effective Date;
(ii)Releasor is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;
(iii)Releasor has been advised, and is being advised by the Release, to consult with an attorney before executing this Release;
(iv)Releasor has been advised, and is being advised by this Release, that he has been given at least twenty-one (21) days within which to consider the Release, but Releasor can execute this Release at any time prior to the expiration of such review period; and
(v)Releasor is aware that this Release shall become null and void if he revokes his agreement to this Release within seven (7) days following the date of execution of this Release. Releasor may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the Employer written notice of his or her revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Release Effective Date”). Releasor agrees and acknowledges that a letter of revocation that is not received by such date and time shall be invalid and shall not revoke this Release.
5.NON-DISPARAGEMENT. Releasor agrees not to speak or act in a manner that would reasonably be expected to disparage or defame or damage the goodwill of Employer or its Affiliates, or the business or personal reputations of any of its officers, directors, partners, agents employees, clients or suppliers, and further agrees not to engage in any other depreciating conduct or communications with respect to Employer or its Affiliates including, without limitation, on social media. Notwithstanding the foregoing, nothing hereunder shall prevent Releasor from (i) responding publicly to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such public statement, (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration, mediation or proceeding involving the Releasees, or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Releasor to disclose or make accessible such information, or (iii) responding truthfully to any request by the U.S. Securities and Exchange Commission or the Ontario Securities Commission in connection with either of their investigations into Cronos Group that are pending as of August 9, 2021.
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6.GOVERNING LAW. To the extent not subject to federal law, this Release shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that state.
7.SEVERABILITY. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then the remainder of the Release shall remain in full force and effect.
8.CAPTIONS; SECTION HEADINGS. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.
9.COUNTERPARTS; FACSIMILE SIGNATURES. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.
IN WITNESS WHEREOF I have hereunder set my hand this 6th day of August, 2021.

SIGNED AND DELIVERED
in the presence of:

/s/ Shayne Laidlaw	/s/ Jerry Barbato
Witness’ Signature	JERRY BARBATO

Shayne Laidlaw
Print Name of Witness

22 Putnam Green, Greenwich, CT 06830
Address of Witness

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